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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) November 15, 2001

ARCHIBALD CANDY CORPORATION
(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation)	333-33751 (Commission File No.)	36-0743280 (I.R.S. Employer Identification No.)
1137 West Jackson Boulevard, Chicago, Illinois 60607 (Address, including Zip Code, of Principal Executive Offices)
Registrant's Telephone Number, Including Area Code: (312) 243-2700
No Change (Former name or former address, if changed since last report)

Item 3.  Bankruptcy or Receivership

    On November 15, 2001, Sweet Factory Group, Inc. and its three wholly owned subsidiaries, Sweet Factory, Inc., SF Candy Company, and SF Properties, Inc. (collectively, the "Sweet Factory Entities"), filed petitions in the United States Bankruptcy Court for the District of Delaware to commence voluntary bankruptcy proceedings under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). Sweet Factory Group, Inc. is a wholly owned subsidiary of Archibald Candy Corporation. Neither Archibald Candy Corporation nor its other wholly owned subsidiary, Archibald Candy (Canada) Corporation, has commenced any bankruptcy proceeding. The Sweet Factory Entities will continue to manage their properties and operate their business as "debtors-in-possession" in accordance with the applicable provisions of the Bankruptcy Code. The bankruptcy proceedings have been designated as consolidated case number 01-11311. The proceedings have been consolidated for procedural purposes only and are being administered jointly pursuant to an order entered November 16, 2001.

    Through the bankruptcy proceedings, the leases for a significant number of the Sweet Factory stores will be rejected and corporate headquarters and field overhead expenses will be reduced commensurate with the number of stores closed. Management expects to reorganize the business of the Sweet Factory Entities around those stores that it believes may be operated profitably. No assurance can be given that the Sweet Factory Entities will achieve this objective pursuant to the bankruptcy proceedings.

    The CIT Group/Business Credit, Inc. ("CIT"), which currently is the sole lender under Archibald Candy Corporation's and Sweet Factory, Inc.'s revolving credit agreement, has consented to the Sweet Factory Entities' commencement of the bankruptcy proceedings and is providing a debtor-in-possession financing facility to finance the operations of the Sweet Factory Entities during the bankruptcy proceedings.

    Holders of more than a majority of the principal amount of Archibald Candy Corporation's outstanding 10 1/4% senior secured notes due 2004 have consented to the Sweet Factory Entities' commencement of the bankruptcy proceedings and to a $2.0 million increase in the amount of indebtedness that may be incurred by Archibald Candy Corporation under its revolving credit facility.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHIBALD CANDY CORPORATION (Registrant)
Dated:	November 20, 2001	/s/ RICHARD J. ANGLIN
		Name:	Richard J. Anglin
		Title:	Vice President and Chief Financial Officer

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  Item 3. Bankruptcy or Receivership
SIGNATURES